Exhibit 99.6

Trust Venture Company, LLC
2 Greenwich Plaza
Greenwich, CT 06830

November 14, 2007

BY FACSIMILE AND EMAIL

Wilmington Trust Company
as Trustee of Torch Energy Royalty Trust
Attn: Kristin Moore
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890

Re:	Revocation of Request to Call a Meeting of the Unitholders of Torch Energy Royalty Trust (the “Trust”)

Dear Ms. Moore:

The undersigned hereby revokes its July 18, 2007 request that the Trustee call and give notice of a meeting of the Unitholders of the Trust for the purpose of considering and voting upon a proposal to terminate the Trust in accordance with the applicable provisions of the Trust Agreement of the Trust.

Please contact the undersigned at (203) 542-4000 or Tim Taylor, legal counsel to Trust Venture, at (713) 229-1184, if you have any questions with respect to our revocation. Thank you for your assistance with this matter.

TRUST VENTURE COMPANY, LLC

By:	/s/ Richard Petrilli

Name:	Richard Petrilli

Title:	Authorized Signatory

cc:

Bryan Brewer, Crowell & Moring LLP
Tim Taylor, Baker Botts L.L.P.